SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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RF MONOLITHICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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RF MONOLITHICS, INC.

4441 SIGMA ROAD

DALLAS, TEXAS 75244

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

On behalf of your board of directors and management, you are invited to attend the 2005 annual meeting of stockholders of RF Monolithics, Inc. Our meeting will be held on Wednesday, January 19, 2005, beginning at 10:00 a.m., local time, at the Addison Conference & Theatre Centre, 15650 Addison Road, Addison, Texas 75001-3285. Stockholders will be asked to consider the following matters at the meeting, which are described in the accompanying proxy statement:

1.	To elect directors to serve until the next annual meeting or until their successors are elected and have qualified, or until a director’s earlier death, resignation or removal;

2.	To ratify the selection of McGladrey & Pullen, LLP as our independent auditors for the next fiscal year; and

3.	To transact any other business that may be properly presented at the meeting or any adjournment or postponement of the meeting.

You are entitled to vote at this meeting if you were a stockholder of record at the close of business on December 6, 2004.

By Order of the Board of Directors,

/s/ James P. Farley
James P. Farley
Secretary

Dallas, Texas

December 17, 2004

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

PROXY STATEMENT

Date, Time and Location of Annual Meeting of Stockholders

The enclosed proxy is solicited on behalf of the board of directors, or Board, of RF Monolithics, Inc., or the Company, in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held on Wednesday, January 19, 2005, beginning at 10:00 a.m., local time, or at any adjournment or postponement of the meeting. Our annual meeting will be held at the Addison Conference & Theatre Centre, 15650 Addison Road, Addison, Texas 75001-3285. We are mailing this proxy statement and accompanying proxy card to stockholders beginning December 17, 2004.

Proposals to be Voted on and Voting Recommendations

The proposals scheduled to be voted on at the meeting include (a) to elect directors to serve until the next annual meeting or until their successors are elected; and (b) to ratify the selection of McGladrey & Pullen, LLP as our independent auditors for the next fiscal year. Our Board recommends that you vote your shares “FOR” each of the nominees to the Board described in Proposal No. 1 and “FOR” the ratification of McGladrey & Pullen, LLP as independent auditors for the next fiscal year.

Costs of Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to our beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other employees, and third parties. No additional compensation will be paid to directors, officers or other employees for those services.

Voting Rights and Outstanding Shares

Stockholders of record at the close of business on December 6, 2004, are entitled to notice of and to vote at the annual meeting. As of that date, we had 7,812,341 shares of common stock outstanding. You are entitled to one vote for each share owned on the record date upon all matters to be considered at the meeting.

The presence at the meeting, in person or by a proxy, of the holders of a majority of the outstanding shares entitled to vote on the record date will constitute a quorum entitled to conduct business at the meeting. Abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Broker non-votes refer to shares held by brokers and other nominees or fiduciaries that are present at the meeting but not voted on a matter because stock exchange regulations require the brokers to have specific voting instructions from the beneficial owners for the shares to be voted and such instructions have not been received.

Election of Directors: Directors are elected by a plurality of the votes cast at the meeting and the five nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. Cumulative voting is not permitted.

Approval of Auditors: This matter must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. Abstentions and broker non-votes have the effect of negative votes.

Revocability of Proxies

You may revoke your proxy at any time before it is voted by filing a written notice of revocation or a duly executed proxy bearing a later date with our Secretary at our principal executive office, 4441 Sigma Road, Dallas,

Texas 75244, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

If you wish to present a proposal for consideration at our 2006 annual meeting of stockholders and to be included in our proxy statement and form of proxy for that annual meeting, you may do so by following the procedures described in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion, your proposal must be received by our Secretary no later than August 21, 2005.

In addition, the rules of the Securities and Exchange Commission allow us to use discretionary voting authority to vote on any matter coming before the 2006 annual meeting of stockholders that is not included in the proxy statement for that meeting if we do not have notice of the matter by November 4, 2005.

PROPOSALS BEFORE THE MEETING

PROPOSAL NO. 1

ELECTION OF DIRECTORS

There are five nominees for the Board positions presently authorized. Your proxy cannot be voted for a greater number of persons than the number of nominees named. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until the director’s earlier death, resignation or removal. Each nominee listed below is currently serving as a director. The independence of each nominee is discussed under the heading “The Board of Directors.”

Shares represented by executed proxies will be voted for the election of the five nominees named below, unless authority to do so is withheld. If any nominee is unavailable for election as a result of an unexpected occurrence, the shares will be voted for the election of a substitute nominee proposed by management. Each nominee has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

The names of the nominees and certain information about them are set forth below:

NAME	AGE	PRINCIPAL OCCUPATION/ POSITION HELD
David M. Kirk	44	Our President and Chief Executive Officer
Michael R. Bernique	60	Our Chairman of the Board
Cornelius C. Bond, Jr	71	Retired, Formerly General Partner, New Enterprise Associates
Dean C. Campbell	54	Former General Partner, Campbell Venture Management
Francis J. Hughes, Jr.	54	President, American Research and Development

David M. Kirk has served on our Board since November 1999. In November 1999, Mr. Kirk was also elected as our President and Chief Executive Officer. From May 1998 until November 1999, Mr. Kirk served as our Vice President, Marketing. Prior to joining us, Mr. Kirk served as Director of Marketing of Murata Electronics North America, Inc., an electronic component company, from June 1995 to May 1998. Mr. Kirk has a B.S.E.E. from Clemson University.

Michael R. Bernique has served on our Board since October 1997 and as Chairman of the Board since November 1999. Mr. Bernique also served as Chairman of the Board of TelOptica Inc., a developer of software that helps companies design and optimize fiber-optic telecommunications networks, from January 2003 until July 2004. Prior to January 1, 2003, Mr. Bernique served as President and Chief Executive Officer of TelOptica, Inc. From 1999 to 2003, Mr. Bernique served as a director of Ceramics Process Systems Corporation, a manufacturer of advanced metal-matrix composites and ceramic components. Mr. Bernique served as President of Satellite Data Networks Group for Next Level Systems, Inc., a telecommunications company, in 1996 and 1997. From 1993 to 1995, Mr. Bernique served as Sr. Vice President, North American Sales and Service at DSC Communications (DSC), a telecommunications company, and from 1992 to 1993 he served as Vice President and General Manager of the Transmission Products Division of DSC.

Cornelius C. Bond, Jr. has served on our Board since November 1992. From 1982 to 1997, he was a general partner of various New Enterprise Associates venture capital funds. From 1985 to 2003 he served on the Board of Supervisors to the Princeton School of Engineering. Mr. Bond is a director of Spectranetics, Inc., a medical device company, and several private companies.

Dean C. Campbell has served on our Board since May 1989. From 1982 to December 2000, Mr. Campbell was the Managing General Partner of Campbell Venture Management, a venture capital fund. From 1989 to 1999, Mr. Campbell served as a director of Texas Micro Inc. (formerly known as Sequoia Systems), a manufacturer of ruggedized systems, acquired by RadiSys Corporation, a designer and manufacturer of embedded computer solutions, in August 1999. From 1989 to 1998, Mr. Campbell served as a director of Telco Systems, Inc., a manufacturer of telecommunications devices.

Francis J. Hughes, Jr. has served on our Board since 1983. Mr. Hughes joined American Research & Development, a private venture capital firm, in January 1982, became Chief Operating Officer in November 1990 and President in June 1992. Mr. Hughes also serves as a director of Ceramics Process Systems Corporation, a manufacturer of advanced metal-matrix composites and ceramic components. He has been a general partner of four American Research & Development venture capital funds, as well as a general partner of Hospitality Technology Funds, L.P. He is also a partner of Egan-Managed Capital, a private venture capital firm which he co-founded in 1997. He served as Chairman of the Board of Texas Micro Inc. (formerly known as Sequoia Systems), a manufacturer of ruggedized computers, acquired by RadiSys Corporation, a designer and manufacturer of embedded computer solutions, in August 1999.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH

DIRECTOR NOMINEE NAMED ABOVE.

***

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT AUDITOR SELECTION

On November 19, 2004, the Audit Committee dismissed Deloitte & Touche LLP, or Deloitte, as our independent accountants. All members of the Audit Committee participated in the meeting held on November 19, 2004, and unanimously approved the decision to change our independent registered public accounting firm. Deloitte served as our independent accountants for the fiscal year ended August 31, 2004.

The reports issued by Deloitte on our consolidated financial statements for the fiscal years ended August 31, 2004 and 2003, contained no adverse opinion or disclaimer of opinion, and they were not qualified or modified as to uncertainty, audit scope or accounting principles.

During our two most recent fiscal years and the subsequent interim period through November 19, 2004: (i) there were no disagreements between us and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference in their reports on the consolidated financial statements for such years to the subject matter of the disagreement; and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

On November 19, 2004, we engaged McGladrey & Pullen, LLP, or McGladrey, as our new independent accountants. The Audit Committee unanimously approved the engagement of McGladrey at a meeting held on November 19, 2004. The reasons for this decision are discussed in the Audit Committee Report. In our two most recent fiscal years and any subsequent interim period through the date of the engagement, we have not consulted with McGladrey regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

As discussed above, the Audit Committee has selected McGladrey as our independent auditors for the fiscal year ending August 31, 2005, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting.

Representatives of McGladrey and Deloitte are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The audit committee is responsible for pre-approving all audit and non-audit services provided by the independent auditor and may not engage the independent auditor to provide the specific non-audit services proscribed by law or regulations. As a result, all services provided by the independent auditor described below were pre-approved.

During the fiscal years ended August 31, 2004 and 2003, fees billed to us by Deloitte were as follows:

	2004	2003
Audit Fees. Fees for services necessary to perform the annual audit and review of Securities and Exchange Commission filings.	$120,750	$114,500
Audit-Related Fees. Fees for consultation concerning financial accounting and reporting standards.	2,900	8,000
Tax Fees. Fees for tax compliance, tax planning and communications with and request for rulings from taxing authorities.	16,170	29,405
All Other Fees. Fees for research concerning International and Employee Stock Purchase Plan issues.	6,917	1,422

Totals	$146,737	$153,327

Stockholder ratification of the selection of McGladrey as our independent auditors is not required by our Bylaws or otherwise. However, the Board is submitting the selection of McGladrey to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that the change would be in our best interests and in the best interests of our stockholders.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2.

***

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the securities authorized for issuance under our equity compensation plans as of August 31, 2004:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options	(b) Weighted-average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	1,413,997	$6.99	351,745
Equity compensation plans not approved by security holders*	655,006	$4.81	115,107

Total	2,069,003	$6.30	466,852

*	Summary Description of Material Terms of Equity Compensation Plan Not Approved by Stockholders

1999 EQUITY INCENTIVE PLAN:

Adoption; Eligibility. On April 8, 1999, the Board adopted our 1999 Equity Incentive Plan, or 1999 Plan. Our 1999 Plan has not been approved by the stockholders. Our 1999 Plan provides for the granting of nonstatutory stock options, stock bonuses and rights to purchase restricted stock to our employees and consultants. Neither the chief executive officer nor any of our four other highest compensated officers listed in the Summary Compensation Table is eligible to receive stock options, bonuses or restricted stock under our 1999 Plan. Other officers are only eligible to receive awards that are an inducement essential to the individual entering into an employment agreement with us or any of our affiliates.

Stock Options. Stock options granted under our 1999 Plan expire 10 years from the date of grant. The exercise price of each option may not be less than 85% of the fair market value of the stock subject to the option on the date of grant, unless granted pursuant to an assumption of or substitution for another option in a manner provided under the Internal Revenue Code. The purchase price of stock acquired pursuant to an option is paid (a) in cash at the time of grant or (b) at the discretion of the Board, (1) by delivery of our common stock, (2) pursuant to a deferred payment arrangement or (3) by any other form of legal consideration acceptable to the Board; however, we have ceased extending credit to fund the exercise of options to the extent we believe that the activity is prohibited under the Sarbanes-Oxley Act.

The vesting period of each option is determined in each option agreement, and may become exercisable in periodic installments and be subject to other terms and conditions as the Board deems appropriate. In the event of termination of employment or a consulting relationship, an option may be exercised (to the extent it was exercisable as of the date of termination unless otherwise provided) only within the time period ending on the earlier of (a) 3 months following the date of termination for any reason other than disability or death, (b) 12 months following the date of termination if due to disability, (c) 18 months following the date of termination if due to death or (d) expiration of the option. An option may also include a right to exercise prior to full vesting. Any unvested shares so purchased may be subject to a repurchase right in our favor or to any other restriction the Board deems appropriate.

Stock Awards and Restricted Stock. Stock bonuses and restricted stock issued under our 1999 Plan must be purchased at a price determined by the Board; however, the Board may also award stock pursuant to a stock bonus agreement in consideration for past services. The purchase price of the stock pursuant to a stock purchase agreement is paid (a) in cash at the time of the purchase, (b) pursuant to a deferred payment arrangement, or (c) by any other form of legal consideration acceptable to the Board; however, we have ceased extending credit to fund the exercise of options to the extent we believe that the activity is prohibited under the Sarbanes-Oxley Act. Shares of stock sold or awarded may be, but are not required to be, subject to a vesting schedule determined by the Board. In the event of termination of employment or a consulting relationship, we may repurchase or otherwise reacquire stock held that is not vested as of the date of termination.

Repricings. The Board has the authority to effect (a) a repricing of any outstanding options under our 1999 Plan and/or (b) with the consent of the affected holders, the cancellation of any outstanding options and the grant of new options covering the same or different numbers of shares of stock. In addition, the Board may grant an option with an exercise price lower than that described above if the option is granted as part of a transaction described in Section 424(a) of the Internal Revenue Code. If awards granted under our 1999 Plan expire or otherwise terminate, in whole or in part, without having been exercised in full, the stock will revert back to and again become available for issuance under our 1999 Plan. Our 1999 Plan is our only plan which allows repricing of options; and to date, we have not repriced any options.

Adjustments in Stock. In the event of a transaction not involving receipt of consideration by us, like a merger, consolidation, reorganization, stock dividend, or stock split, our 1999 Plan will be appropriately adjusted as to the class and the maximum number of shares of common stock subject to our 1999 Plan, and outstanding stock options, bonuses and restricted stock will be adjusted as to the class, number of shares and price per share of common stock subject to the stock options, bonuses and restricted stock.

Acceleration of Vesting. Our 1999 Plan provides that, in the event of specified types of merger or other corporate reorganizations in which the surviving or acquiring corporations do not assume the stock options, bonuses and restricted stock outstanding under our 1999 Plan, the vesting and the time during which the stock options, bonuses and restricted stock may be exercised may be accelerated.

Amendment; Suspension; Termination. The Board in its sole discretion at any time and from time to time may amend, suspend or terminate our 1999 Plan, and may also amend the terms of an outstanding award, including the purchase price of such award. However, no amendment, suspension or termination may impair the rights and obligations of the grantee unless we obtain the consent of the party to whom the award was granted.

THE BOARD OF DIRECTORS

Board Independence, Meetings and Committees

Board Independence. The Board has determined that Messrs. Bernique, Bond, Campbell and Hughes are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.

Board Meetings and Attendance. The Board held 5 meetings during the fiscal year ended August 31, 2004. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served held during the period for which he was a director or committee member.

Committees. The Board has an Audit Committee and a Compensation Committee, but not a Nominating Committee. The following independent directors were members of the respective committees during the past fiscal year, except that Cornelius C. Bond, Jr. resigned from the Audit Committee on June 16, 2004:

Audit Committee	Compensation Committee
Francis J. Hughes, Jr. (Chairman)	Dean C. Campbell (Chairman)
Michael R. Bernique	Michael R. Bernique
Cornelius C. Bond, Jr.	Cornelius C. Bond, Jr.
Dean C. Campbell	Francis J. Hughes, Jr.

The Audit Committee. The Audit Committee (a) meets with our independent auditors quarterly to discuss financial statements and at least once annually to review the results of the annual audit and discuss the financial statements; (b) recommends to the Board the independent auditors to be retained; and (c) receives and considers the accountants’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. It met 7 times during the fiscal year ended August 31, 2004.

The Audit Committee is a separately-designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. We have, and will continue to have, an Audit Committee of at least three members each of whom (a) is independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards; (b) meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934; (c) has not participated in the preparation of our financial statements or those of any subsidiary at any time during the past three years; and (d) is able to read and understand fundamental financial statements, including the balance sheet, income statement and cash flow statement.

We also have, and will continue to have, at least one member of the Audit Committee who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including having been a chief executive officer, chief financial officer, or other senior official with financial oversight responsibilities. The Board has determined that Francis J. Hughes, Jr., who serves as the chairman of our Audit Committee, qualifies as an audit committee financial expert under Item 401 of Regulation S-K and is independent as defined under Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934.

The Compensation Committee. The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under our stock option plans and otherwise determines compensation levels and performs other functions regarding compensation that are delegated by the Board. It met 5 times during the fiscal year ended August 31, 2004. Each member of the Compensation Committee is independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.

The Nomination Process. The Board does not have a Nominating Committee. Nominees are selected by a majority of our directors who are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. Therefore, the Board does not believe it is necessary to have a separately-

designated nominating committee at this time. The Board has adopted a formal board resolution addressing the nominations process and other related matters required under the federal securities laws.

The Board is responsible for identifying individuals qualified to become Board members. The Board’s policy is to consider recommendations for such nominees, including those submitted by stockholders. Stockholders may recommend nominees by writing to the Secretary of the Company at our principal executive offices. Such recommendations will be promptly provided to the Chairman of the Board. Recommendations to be considered at the 2006 annual meeting of stockholders must be received by the Secretary of the Company not later than the close of business on September 6, 2005.

In identifying and evaluating nominees, the Board may consult with members of Company management, consultants, and other individuals likely to possess an understanding of the Company’s business and knowledge of suitable candidates. The Board assesses the requisite skills and qualifications of nominees and the composition of the Board as a whole in the context of the Board’s criteria and needs. Such assessments will be consistent with the Board’s criteria for membership as follows: (i) not less than a majority of directors shall satisfy the independence requirements of the National Association of Securities Dealers’ listing standards; (ii) all directors shall possess high personal and professional ethics, integrity and values; practical wisdom and mature judgment; commitment to representing the long-term interests of the Company; relevant knowledge and experience; and the willingness to devote sufficient time to carrying out their duties and responsibilities effectively; and (iii) consideration will be given to the Board’s desire for directors with diverse backgrounds and interests.

Communications with Directors. Interested parties may communicate with the Board or individual directors directly by writing to the directors c/o the Secretary of the Company at our principal executive offices. Such communications will be provided promptly and, if requested, confidentially to the respective directors.

Director Attendance at Annual Meeting of Stockholders. The policy of the Board is that directors should attend the Company’s annual meetings of stockholders. All of the directors attended the 2004 annual meeting.

Director Compensation

Effective May 1, 2003, Mr. Bernique entered into an agreement with us to serve as Chairman of the Board. We have agreed to pay Mr. Bernique $750 a week for his services as Chairman of the Board and can terminate this agreement at any time upon 30 days’ prior written notice.

Each non-employee director receives a quarterly retainer of $3,000, a per meeting fee of $1,000 per day for each board meeting attended by a member in person, or if not in person, a per meeting fee of $500 for each board meeting attended by a member telephonically. The members of the Board are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with our policy. Audit Committee members receive cash compensation in an amount equal to $500 for each meeting attended in person or telephonically and the Chairman of the Audit Committee receives additional cash compensation in an amount equal to $500 for each meeting attended in person or telephonically with the Audit Committee and with the Company’s internal controls consultant.

Each non-employee director had formerly received stock option grants under our Directors’ Plan. Our authority to grant stock options to directors under our Directors’ Plan expired in April 2004 We expect that future option grants will be made to directors under our 1997 Plan. Those grants would not be formula-based, but would be decided by the Board and disclosed in succeeding proxy statements. Options granted to our non-employee Directors do not qualify as incentive stock options under the Internal Revenue Code.

During the last fiscal year, each of Messrs. Bernique, Bond, Campbell and Hughes received automatic grants of options under our Directors’ Plan to purchase 10,000 shares of common stock at an exercise price of $9.60, the fair market value of the common stock as of January 2, 2004, the date of grant. During fiscal year 2004, Mr. Bond exercised 1,680 options to purchase 1,680 shares that were due to expire effective November, 2003. Additionally, Messrs. Campbell and Hughes each exercised options to purchase 12,500 shares and Mr. Bond exercised options to purchase 5,268 shares, each of which options were due to expire in July, 2004.

EXECUTIVE OFFICERS

Name of Officer	Age	Positions and Offices Presently Held	Date First Elected To Present Offices	Business Experience (Preceding Five Years)
David M. Kirk	44	President and Chief Executive, Director	November 10, 1999	President and Chief Executive; prior thereto, VP of Marketing; prior thereto, Director of Marketing for Murata Electronics of North America, Inc.; prior thereto, Group Product Manager for Murata Electronics of North America, Inc.

Harley E. Barnes III	46	Chief Financial Officer	December 3, 2001	Chief Financial Officer; prior thereto, Mentor at STARTech Early Ventures; prior thereto, Consultant with TeleCentric, Inc.; prior thereto, VP of Alcatel USA, Inc.

Joseph E. Andrulis	41	Vice-President, Marketing	December 6, 2004	Co-founder and President, Form Genus, LLC, startup in web publishing, President and Chief Executive of Teloptica, Inc. provider of systems and services for network design optimization; prior thereto, VP of Marketing; prior thereto, VP of Marketing, Blue Wave Systems, Inc., provider of signal processing computers.

Darrell L. Ash	60	Senior Vice-President & Chief Development Officer	July 10, 1995	Founder (with two others) in 1979, Sr. VP & Chief Development Officer; prior thereto, Sr. VP Chief Technical Officer; prior thereto, Sr. VP Engineering.

David B. Crawford	51	Vice-President, Sales	May 3, 1999	VP of Sales; prior thereto, VP of Sales for Kingston Technology; prior thereto, Director of Sales for Hitachi America, Inc.

James P. Farley	55	Vice-President, Controller & Secretary	October 1, 1997	VP, Controller & Secretary; prior thereto, Controller.

Robert J. Kansy	57	Vice-President Engineering	January 27, 1997	VP of Engineering; prior thereto, Manager Solid State Technology at Q-Dot, Inc., a designer of integrated circuits for government and commercial applications.

Jon S. Prokop	62	Vice-President, Operations	September 1, 2004	VP of Operations; prior thereto, VP of Manufacturing, prior thereto, Director of Manufacturing Engineering; prior thereto, Packaging Department Manager

David T. Somerville	67	Vice-President Corporate Development & Quality	December 17, 1999	VP Corporate Development & Quality; prior thereto, VP of Corporate Development; prior thereto, VP of Manufacturing.

There is no family relationship between any of the above-named executive officers.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table shows compensation earned during the three most recent fiscal years by our chief executive officer and our four other most highly compensated executive officers whose bonus and salary exceeded $100,000 and who were serving at the end of the 2004 fiscal year. We refer to these individuals collectively as the Named Executive Officers.

Summary Compensation Table

	Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)	All Other Compensation ($)
David M. Kirk President Chief Executive Officer	2004 2003 2002	185,602 175,000 168,590	57,000 12,500 27,000	0 0 8,469	40,000 25,000 20,000	340 300 300

Darrell L. Ash Senior Vice President and Chief Technical Officer	2004 2003 2002	130,688 125,511 120,925	29,000 12,500 2,000	0 0 2,541	20,000 20,000 5,000	1,843 975 1,003

David B. Crawford Vice President, Sales	2004 2003 2002	145,775 140,000 134,880	0 0 0	46,674 19,120 26,117	20,000 15,000 5,000	798 527 405

Robert J. Kansy Vice President, Engineering	2004 2003 2002	130,156 125,000 120,443	29,200 12,500 2,000	0 0 2,541	20,000 15,000 5,000	1,306 970 851

Jon S. Prokop Vice President, Operations	2004 2003 2002	138,330 132,850 127,993	29,000 12,500 2,000	0 0 5,081	20,000 15,000 5,000	2,199 1,711 918

Amounts reported as Salary for 2002 reflect a temporary salary reduction of 5% imposed for a period of seven months during the year.

Amounts reported as Other Annual Compensation for 2004 and 2003 for David B. Crawford represent $46,674 and $19,120 respectively, paid as commissions. Amounts reported as Other Annual Compensation for 2002 for David B. Crawford represent $23,576 paid as commissions and $2,541 paid on Mr. Crawford’s behalf for income taxes associated with the vesting of restricted stock. Amounts reported as Other Annual Compensation for 2002 for Messrs. Kirk, Ash, Kansy and Prokop represent income taxes paid on each individual’s behalf associated with the vesting of restricted stock.

Amounts reported as All Other Compensation represent premiums paid by us on a life insurance policy for these individuals. We are not the beneficiary of the policies.

Change-of-Control Agreements

Each of the Named Executive Officers described in the Summary Compensation Table above has entered into a change-of-control agreement with us. Each agreement provides that if, following a change-in-control, the officer is terminated by us for any reason other than (a) death, (b) cause, (c) illness, accident, or other physical or mental incapacity, or (d) voluntary resignation, the officer is entitled to receive a payment of (1) up to two times his annualized base salary and largest annual cash bonus during the immediately preceding three fiscal years; (2) a payment equal to 12 months’ cost to us of the then-existing employee benefits; and (3) a gross-up payment to offset any excise tax which may result from the change-in-control payments. Options granted to each officer at the time of the change-in-control may also be subject to accelerated vesting as described in the plans and may be immediately exercisable.

Stock Option Grants And Exercises

We have stock options outstanding held by our executive officers under two of our stock option plans: our 1986 Supplemental Stock Option Plan, or 1986 Plan, and our 1997 Plan. The authority to grant additional options under the 1986 Plan terminated in November 2002, but options previously granted will remain in effect in accordance with their terms and subject to the 1986 Plan.

The following tables show certain summary information concerning the shares of common stock represented by stock options granted to each of the Named Executive Officers. Options to purchase 120,000 shares of our common stock were granted to the Named Executive Officers during the last fiscal year.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year		Exercise or Base Price ($/Sh)		Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
							5% ($)		10% ($)
David M. Kirk	20,000 20,000	5.21 5.21	% %	$ $	7.64 6.19	11-20-13 8-10-14	$ $	96,095 77,857	$ $	243,524 197,305

Darrell L. Ash	10,000 10,000	2.60 2.60	% %	$ $	7.64 6.19	11-20-13 8-10-14	$ $	48,048 38,929	$ $	121,762 98,653

David Crawford	10,000 10,000	2.60 2.60	% %	$ $	7.64 6.19	11-20-13 8-10-14	$ $	48,048 38,929	$ $	121,762 98,653

Robert J. Kansy	10,000 10,000	2.60 2.60	% %	$ $	7.64 6.19	11-20-13 8-10-14	$ $	48,048 38,929	$ $	121,762 98,653

Jon Prokop	10,000 10,000	2.60 2.60	% %	$ $	7.64 6.19	11-20-13 8-10-14	$ $	48,048 38,929	$ $	121,762 98,653

The percentage of total options granted to employees is based on an aggregate of 384,000 options granted to our employees, consultants and directors during the fiscal year ended August 31, 2004, including our Named Executive Officers described in the Summary Compensation Table.

The exercise price per share of each option is equal to the fair market value of our common stock on the date of grant.

The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit the stockholder.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at 08/31/04 (#)		Value of Unexercised In-the-Money Options at 08/31/04 ($)
Name	Shares Acquired on Exercise (#)	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
David M. Kirk	46,500	$254,756	147,054	61,446	$149,748	$107,040
Darrell L. Ash	—	—	58,406	33,594	$102,568	$71,947
David Crawford	8,700	$47,223	69,720	31,580	$78,385	$62,796
Robert J. Kansy	7,500	$51,951	67,087	29,913	$61,908	$57,582
Jon Prokop	—	—	63,618	31,182	$112,128	$62,255

The value of unexercised in-the-money options is based on the fair market value of our common stock as of August 31, 2004, of $7.08 per share, minus the exercise price, multiplied by the number of shares underlying the option.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of October 31, 2004, by: (a) each nominee for director; (b) each of the Named Executive Officers described in the Summary Compensation Table; (c) all of our executive officers and directors as a group; and (d) all those we know to be beneficial owners of more than 5% of our common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total (2)
LeRoy C. Kopp (3) 7701 France Avenue South Suite 500 Edina, MN 55435	524,500	6.7%

Jon D. Gruber (4) 50 Osgood Place, Penthouse San Francisco, CA 94133	500,490	6.4%

Dimensional Fund Advisors, Inc. (5) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	488,000	6.2%

David M. Kirk (6)	191,991	2.5%

Dean C. Campbell (7)	187,056	2.4%

Darrell L. Ash (8)	135,806	1.7%

Michael R. Bernique (9)	123,314	1.6%

Francis J. Hughes, Jr. (10)	96,617	1.2%

Cornelius C. Bond, Jr. (11)	106,699	1.4%

Jon S. Prokop (12)	83,258	1.1%

Robert J. Kansy (13)	87,092	1.1%

David B. Crawford (14)	80,310	1%

All executive officers and directors as a group (13 persons) (15)	1,286,494	16.5%

1.	This table is based upon information supplied by officers and directors, Section 16 reports and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

2.	Applicable percentages are based upon 7,808,417 shares outstanding on October 31, 2004, adjusted as required by rules promulgated by the SEC.

3.	LeRoy C. Kopp holds sole voting power and dispositive power with respect to 90,000 shares and beneficially owns 524,500 shares. Mr. Kopp owns Kopp Holding Company, which controls Kopp Holding Company, LLC. Kopp Investment Advisors, Inc. is a wholly owned subsidiary of Kopp Holding Company, LLC and holds sole voting power with respect to 392,600 shares, sole dispositive power with respect to 300,000 shares, and shares dispositive power with respect to 134,500 shares.

4.	Jon D. Gruber holds sole voting power and dispositive power with respect to 100,850 shares and beneficially owns 500,490 shares. Gruber and McBaine Capital Management, LLC, or GMCM, is a registered investment advisor whose clients have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the shares. GMCM does not hold any sole voting power or dispositive power and beneficially owns 399,640 shares. Jon D. Gruber and J. Patterson McBaine are the managers, controlling persons and portfolio managers of GMCM. J. Patterson McBaine holds sole voting power and dispositive power with respect to 1,500 shares and beneficially owns 401,140 shares. Jon D. Gruber, J. Patterson McBaine and Eric Swergold constitute a group within the meaning of Rule 13d-5(b). Eric Swergold does not hold any sole voting power or dispositive power and beneficially owns 399,640 shares.

5.	Dimensional Fund Advisors Inc. furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are referred to as the “Funds.” In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities are owned by the Funds. Dimensional disclaims beneficial ownership of the securities.

6.	David M. Kirk’s holdings include 155,589 shares issuable upon exercise of options.

7.	Dean C. Campbell’s holdings include (a) 40,000 shares held by the Delaware Charter Guarantee & Trust Company FBO Dean C. Campbell – IRA, (b) 6,500 shares held in the LBC 1992 Irrevocable Trust, (c) 6,500 shares held in the JHC 1992 Irrevocable Trust, and (d) 92,069 shares directly held. Also includes 42,187 shares issuable upon exercise of options.

8.	Darrell L. Ash’s holdings include 62,783 shares issuable upon exercise of options.

9.	Michael R. Bernique’s holdings include 104,314 shares issuable upon exercise of options.

10.	Francis J. Hughes, Jr.’s holdings include 42,187 shares issuable upon exercise of options.

11.	Cornelius C. Bond, Jr.’s holdings include (a) 33,303 shares held through NEA Partners, (b) 30,759 shares held in The Bond Family Trust, (c) 52 shares held in the Bond Survivor’s Trust, (d) 346 shares held in Bond Exempt Marital Trust, and 52 shares directly held. Also includes 42,187 shares issuable upon exercise of options.

12.	Jon S. Prokop’s holdings include 68,031 shares issuable upon exercise of options.

13.	Robert J. Kansy’s holdings include 70,647 shares issuable upon exercise of options.

14.	David B. Crawford’s holdings include 74,114 shares issuable upon exercise of options.

15.	Executive officer and director group holdings include an aggregate of 798,574 shares issuable upon exercise of options held by executive officers and directors.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, during the fiscal year ended August 31, 2004, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with and no reports or transactions were filed late except that one report was filed late by Mr. David B. Crawford disclosing one transaction.

COMPENSATION COMMITTEE REPORT

General

Compensation of our senior executives is determined by the Compensation Committee of the Board. The Committee, comprised entirely of independent directors as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards, meets to fix annual salaries in advance and bonuses for the current year, to review annual goals and to reward outstanding annual performance of executive officers and to grant stock options and stock awards pursuant to our stock plans. The Board adopted an updated written charter for the Compensation Committee on November 19, 2003.

The Committee has considered executive officers’ compensation matters at several meetings since its last report to stockholders published in our proxy statement for the 2004 annual meeting of stockholders. During those meetings the Committee consulted with senior management, reviewed and approved corporate goals and objectives relevant to compensation matters, evaluated the performance of certain executives and considered, among other factors, third party studies of executive compensation for comparable companies, and the Company’s performance and relative stockholder return. The results of some of the actions taken from those meetings are included under the heading “Executive Officer Compensation” in this proxy statement. Generally speaking, actions taken at those meetings resulted in an increase in the base salaries of the executive officers and the authorization of larger bonuses resulting from improvements in the Company’s net income.

While Company management may have been present during Committee discussions regarding officers’ compensation during the last fiscal year, Committee decisions with respect to the compensation of the Chief Executive Officer were reached in private session without the presence of any member of Company management.

Stockholder comments to the Committee are welcomed and should be addressed to the Secretary of the Company at our principal executive offices.

Compensation Philosophy

Our primary goal is to align compensation with our business objectives and performance. Our aim is to attract, retain and reward executive officers and other key employees who contribute to our long-term success and to motivate those individuals to enhance long-term stockholder value. To establish this relationship between executive compensation and the creation of stockholder value, the Board has adopted a total compensation package comprised of base salary, bonus and stock option awards. Key elements of this compensation package are:

•	We intend to pay competitively with leading companies with which we compete for talent.

•	We maintain annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that are intended to bring total compensation to competitive levels.

•	We provide significant equity-based incentives for executives and other key employees to ensure that individuals are motivated over the long-term to respond to our business challenges and opportunities as owners and not just as employees.

Base Salary

Each executive officer’s base salary is reviewed on an annual basis. Among those factors taken into consideration are (1) individual and corporate performance, (2) level of responsibility, (3) prior experience, (4) breadth of knowledge of the industry, and (5) competitive pay practices.

Bonus

We believe that executive performance may be maximized via a system of annual incentive awards. The actual incentive award earned depends on the extent to which our performance objectives and those of the individual are achieved. Each fiscal year the Committee will review and approve our annual performance objectives and our individual officers. Our objectives consist of operating, strategic and financial goals that are considered to be critical to our overall goal: building stockholder value. For the fiscal year ended August 31, 2004, the Committee had determined that the primary goal in building stockholder value was the improvement of net income. The objective was achieved and the Committee authorized payment of a $57,000 cash bonus to Mr. Kirk, and $29,000 to each of the other executive officer participants.

Long-Term Incentives

Our primary long-term incentive programs presently consist of our 1997 Equity Incentive Plan, or 1997 Plan, and our 1994 Employee Stock Purchase Plan, or Purchase Plan. The plans utilize vesting periods (generally four years) to encourage key employees to continue in our employ. Through option grants and other stock awards, executives receive significant equity incentives to build long-term stockholder value. The exercise price of options granted under the plans generally is 100% of the fair market value of the underlying stock on the date of grant. Employees receive value from these grants only if our common stock appreciates in the long-term.

We established the Purchase Plan both to encourage employees to continue in our employ and to motivate our employees through ownership interests. Under the Purchase Plan, employees, including officers, may have up to 15% of their earnings withheld for purchases of common stock on certain dates specified by the Board. The price of common stock purchased is equal to 85% of the lower of the fair market value of the common stock on the commencement date or the closing date of the relevant offering period.

Chief Executive Officer Compensation

In January 2004, the Committee established an annual base salary for Mr. Kirk, as our President and Chief Executive Officer, of $185,602, reflecting an increase from $175,000 in the prior year. The increase in Mr. Kirk’s base salary, as well as his bonus and grants of stock options, were determined in accordance with the criteria described under the headings “Base Salary,” “Bonus,” and “Long-Term Incentives” in this report, and otherwise reflect the Committee’s assessment of (1) his performance, (2) his skills in relation to other CEO’s in our industry, (3) their confidence in his ability to lead our continued development, and (4) his broad involvement in our operations.

Certain Tax Considerations

Section 162(m) of the Internal Revenue Code (Code) limits us to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

The Committee believes that at the present time it is unlikely that the compensation paid to any executive officer in a taxable year will exceed $1 million. Therefore, the Committee has not established a policy for determining which forms of incentive compensation awarded to executive officers shall be designed to qualify as “performance-based compensation.”

Compensation Committee Interlocks and Insider Participation

As discussed in the report above, David Kirk, our President and Chief Executive Officer, is not a member of the Compensation Committee but participated in the deliberations of the Board concerning executive officer compensation, except where the decision directly involved his own compensation package.

From the members of the Compensation Committee:

Dean C. Campbell (Chairman)

Michael R. Bernique

Cornelius C. Bond, Jr.

Francis J. Hughes, Jr.

AUDIT COMMITTEE REPORT

Our Audit Committee consists of three independent members of the Board of Directors as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Board adopted an updated written charter for the Audit Committee on November 19, 2003. Cornelius C. Bond, Jr. resigned from the Audit Committee effective as of June 16, 2004.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including over-viewing the financial reports and other financial information we provide to any governmental or regulatory body, the public or other users thereof, our systems of internal accounting and financial controls, the annual independent audit of our financial statements and our legal compliance and ethics programs as established by management and the Board. Management is responsible for the preparation, presentation, and integrity of our financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2004, with management. Furthermore, the Audit Committee has discussed with our independent auditors for the fiscal year ended August 31, 2004, Deloitte & Touche LLP, or Deloitte, the matters required to be discussed by SAS 61. The Audit Committee has received the written disclosures and letter from Deloitte required by Independence Standards Board Standard No. 1 and has discussed with Deloitte such auditing firm’s independence. In this regard the Audit Committee considered whether or not the provision of non-audit services by Deloitte is compatible with maintaining the independence of the firm.

Based on these reviews and discussions the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2004, the last fiscal year for filing such annual report with the U.S. Securities and Exchange Commission.

The broadened scope of audit requirements (and associated expense) for the upcoming fiscal year imposed by the Sarbanes Oxley Act of 2002 prompted the Audit Committee to focus on the cost effectiveness of our audit process. As a result, the Audit Committee recently sought proposals from seven accounting firms, including Deloitte, with respect to the audit of the Company’s consolidated financial statements and internal controls for our fiscal year ending August 31, 2005. This action was part of a process to competitively bid these services and obtain the right balance of capability and cost. After an in-depth analysis of the proposals submitted, the Audit Committee selected McGladrey & Pullen, LLP as the Company’s independent auditors effective November 19, 2004 and thereafter dismissed Deloitte.

The reports issued by Deloitte on our consolidated financial statements for the fiscal years ended August 31, 2004 and 2003, contained no adverse opinion or disclaimer of opinion, and they were not qualified or modified as to uncertainty, audit scope or accounting principles.

During our two most recent fiscal years and the subsequent interim period through November 19, 2004: (i) there were no disagreements between us and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference in their reports on the consolidated financial statements for such years to the subject matter of the disagreement; and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

From the members of the Audit Committee:

Francis J. Hughes, Jr. (Chairman)

Michael R. Bernique

Dean C. Campbell

STOCK PERFORMANCE GRAPH

The following graph(1) shows the total stockholder return on an investment of $100 in cash on August 31, 2004 for (a) our common stock, (b) the NASDAQ Stock Market (U.S.) and (c) the NASDAQ Electronic Components Index. All values assume reinvestment of the full amount of all dividends and are calculated as of August 31 of each year:

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG RF MONOLITH ICS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE NASDAQ ELECTRONIC COMPONENTS INDEX

	8/99	8/00	8/01	8/02	8/03	8/04
RF MONOLITHICS, INC.	100	86.07595	32.40506	40.40506	75.94937	71.6962
NASDAQ ELECTRONIC COMPONENTS	100	219.1455	64.56137	39.22494	61.94917	51.56102
NASDAQ STOCK MARKETS (U.S.)	100	153.0938	65.46051	48.04246	66.18108	67.38366

•	$100 INVESTED ON 8/31/99 IN STOCK OR INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS,
FISCAL YEAR ENDING AUGUST 31.

(1)	This section is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

OTHER MATTERS

Certain Transactions With Management

Effective May 1, 2003, Mr. Bernique entered into an agreement with us to serve as Chairman of the Board. This agreement is more fully described under the heading “Director Compensation.”

Indemnification

We have entered into indemnity agreements with certain of our officers and directors which provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings to which he is or may be made a party by reason of his position as a director, officer or other agent, and otherwise to the full extent permitted under Delaware law and our Bylaws.

Other Business

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on the matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ James P. Farley
James P. Farley
Secretary

December 17, 2004

A copy of our annual report on Form 10-K for the fiscal year ended August 31, 2004, is available without charge upon written request to: Corporate Secretary, RF Monolithics, Inc., 4441 Sigma Road, Dallas, Texas 75244.

RF MONOLITHICS, INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

DETACH HERE

☒	Please mark votes as in this example.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR AND A VOTE FOR PROPOSAL 2.

1.   To elect five directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified, or until a director’s earlier death, resignation or removal.

	2. To ratify selection of McGladrey & Pullen, LLP as our independent auditors for the next fiscal year.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Nominees: (01) David M. Kirk, (02) Michael R. Bernique, (03) Cornelius C. Bond, Jr., (04) Dean C. Campbell and (05) Francis J. Hughes, Jr.

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐
For all nominees except as noted above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature: Date: Signature: Date:

DETACH HERE

PROXY

RF MONOLITHICS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 19, 2005

The undersigned hereby appoints DAVID M. KIRK and JAMES P. FARLEY, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of RF Monolithics, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of RF Monolithics, Inc. to be held at the Addison Conference & Theatre Centre, 15650 Addison Road, Addison, Texas 75001-3285 on Wednesday, January 19, 2005, at 10:00 a.m., local time, and at any and all continuations and adjournments thereof, with all power that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR AND A VOTE FOR PROPOSAL 2.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE